W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Fiscal Year 2017 Fourth Quarter and Year-end Financial Results

GREENVILLE, Wis., March 14, 2018 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2017 fourth quarter and year ended December 30, 2017.

Joseph M. Yorio, President and Chief Executive Officer, stated, “In 2017, we generated modest growth, saw gross margins increase and lowered our core overhead, excluding the incremental expenses associated with the Triumph Learning acquisition. Operating income improved by $1.9 million, Adjusted EBITDA improved by $2.0 million and we generated over $20.0 million in leveraged free cash flow, while making significant investments in our business. All of this was achieved despite pressures with educational budgets, which affected the industry at large and had the biggest impact on our Supplies and Furniture product categories. As we look ahead to the upcoming year, we see an improving market, more growth opportunities within our Distribution segment, and a clear path forward to achieving significant bottom-line increases in the upcoming year. With our continued focus on operational excellence, ongoing enhancements to our team selling model and the launch of the 21st Century Safe School value proposition, I believe our position has never been stronger.”

Q4 Results (for the three months ended December 30, 2017 and December 31, 2016)

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Consolidated revenues in the fourth quarter of fiscal 2017 were $112.5 million, a decrease of $2.7 million or 2.4%, as compared to revenues of $115.2 million in the fourth quarter of fiscal 2016. Distribution segment revenues of $96.9 million decreased by $9.5 million or 8.9%, as compared to $106.4 million. The declines were primarily in the Company’s Supplies and Furniture product categories, which were impacted by mid-year cuts in education budgets. In addition, approximately $2.5 million of the decline was related to one less week in the fourth quarter of fiscal 2017 as compared to the fourth quarter of fiscal 2016. Instruction & Intervention (“I&I”) revenues increased by $2.9 million or approximately 45.0%, driven primarily by the acquisition of Triumph Learning. Curriculum segment revenues of $15.5 million increased by $6.8 million or 77.9%, primarily due to a timing shift of several large FOSS orders.

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Overall gross margin was 36.5% as compared to 32.4% in the fourth quarter of 2016, an improvement of 410 basis points (“bps”). Distribution segment gross margin was 33.6% as compared to 31.2% in the fourth quarter of fiscal 2016. The impact of lower product development amortization expense in the quarter resulted in 50 bps of gross margin improvement. The acquisition of Triumph Learning contributed approximately 210 bps of incremental gross margin improvement in the fourth quarter of fiscal 2017. Curriculum gross margin was 55.1% as compared to 47.3% in the fourth quarter of fiscal 2016. Lower product development amortization resulted in 420 bps of improved gross margin, while the remaining increase was related to favorable cost variances in the fourth quarter of fiscal 2017.

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Selling, General and Administrative (“SG&A”) expenses were $54.1 million as compared to $50.3 million in the fourth quarter of 2016, an increase of $3.8 million. The increase was related to $5.2 million of SG&A associated with the Triumph Learning purchase, including integration-related costs. This increase was partially offset by approximately $1.5 million of lower compensation and benefit costs related to one less week in the fourth quarter of 2017 as compared to the fourth quarter of 2016. Decreases in other selling and marketing costs and outside service costs of $0.6 million and $0.8 million, respectively, were partially offset by $1.0 million of increased depreciation and amortization costs, excluding the impact of Triumph Learning. SG&A as a percent of revenue increased from 43.6% for the three months ended December 31, 2016 to 48.1% for the three months ended December 30, 2017.

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The Company reported an operating loss of $13.1 million as compared to an operating loss of $14.0 million in the fourth quarter of fiscal 2016. Net loss was $10.7 million for the three months ended December 30, 2017 as compared to a net loss of $13.8 million in the comparable year-ago period. The year-over-year variance in net income was related to a smaller operating loss, and lower interest expense of $0.9 million or 21.7%, which is directly attributable to the debt refinancing in fiscal 2017, and a larger tax benefit. The increase in the tax benefit in the fourth quarter of fiscal 2017 was related primarily to the $1.7 million reversal of the valuation allowance.

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The Company reported an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) loss of $3.1 million, as compared to an Adjusted EBITDA loss of $5.6 million in the comparable 2016 period.

Fiscal 2017 Year-End Results (for the twelve months ended December 30, 2017 and December 31, 2016)

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Consolidated revenues were $658.4 million, an increase of $2.1 million or 0.3%, as compared to consolidated revenues of $656.3 million reported in fiscal 2016. Distribution segment revenues of $595.0 million decreased by $3.9 million or 0.6%, as compared to $598.8 million in fiscal 2016. Approximately $2.5 million of the decline was related to one less week in fiscal 2017 as compared to fiscal 2016. Within the Distribution segment, revenues in the Supplies product category declined by $10.6 million or 3.3%.  Unanticipated mid-year state budget cuts in 2017 created some uncertainty in near-term spending, resulting in decreased school demand and budget delays impacting the 2017/2018 school year. The Supplies category was most affected by the uncertainty created by budget cuts. Agendas category revenues declined by $7.0 million or 16.9%, mostly as anticipated. These decreases were partially offset by a $7.7 million or 4.2% increase in Furniture category revenues and a $6.2 million or 16.6% increase in Instruction & Intervention category revenues, the latter of which was favorably impacted by the Triumph Learning acquisition in fiscal 2017. Total Curriculum segment revenue of $63.4 million increased by $5.9 million or 10.3%, as compared to $57.5 million in fiscal 2016. Despite minimal state science adoption opportunities throughout the fiscal year, success in open territories resulted in several larger district orders, and the Company continued to have success with its FOSS Next Generation product line.

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Overall gross margin was 36.9% in fiscal 2017 as compared to 36.6% in fiscal 2016, an increase of 30 bps. Favorable product mix and lower product development amortization contributed 30 bps and 40 bps, respectively, of gross margin improvement when comparing the fiscal 2017 and fiscal 2016 periods. These improvements were partially offset by lower product gross margins, particularly in the Supplies category due to increased volume through strategic pricing agreements. Distribution segment gross margin was 35.1% in fiscal 2017 and was flat with 2016 gross margin. Lower product development amortization in Distribution positively impacted fiscal 2017 gross margin by 30 bps and the Triumph Learning acquisition contributed 40 bps of gross margin improvement versus fiscal 2016. Lower product gross margins, particularly within the Supplies category due to strategic pricing agreements, resulted in 40 bps of gross margin decline. A shift in product mix, particularly towards the Furniture category, resulted in 30 bps of gross margin decline. Curriculum gross margin was 54.3% in fiscal 2017 as compared to 51.2% in fiscal 2016, as the impact of lower product development amortization contributed 270 bps of gross margin improvement. Improved product margins have resulted in approximately 40 bps of gross margin improvement.

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SG&A expenses were $218.0 million as compared to $215.2 million, an increase of $2.7 million or 1.3% compared to 2016.  The increase was related to $7.7 million of costs associated with Triumph Learning, including integration-related costs. Commission expense in fiscal 2017 declined by $3.0 million versus fiscal 2016 due to the combination of a sales force reorganization in late 2016, restructured sales compensation plans, and revenue achievement falling short of internal targets. Management incentive compensation expense in fiscal 2017 was $1.5 million lower than fiscal 2016. Professional service fees were down $0.8 million in fiscal 2017 as the Company continues to review and evaluate its service providers. Compensation and benefit costs were down $1.5 million in fiscal 2017 due to one less week in the fiscal year as compared to fiscal 2016. Stock-based compensation expense increased by $0.4 million in fiscal 2017 as compared to fiscal 2016 due to the combination of stock option awards made in March 2017 and the award of restricted stock units in March 2016. We recognized a net foreign currency gain in fiscal 2016 of $0.7 million due to the Canadian dollar strengthening versus the U.S. dollar in the period; this compares to a net foreign currency loss of $0.1 million in fiscal 2017.

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The Company reported operating income of $24.9 million in fiscal 2017 as compared to operating income of $23.0 million in fiscal 2016, an improvement of $1.9 million or 8.3%. Net income was $6.8 million in fiscal 2017 as compared to net income of $14.8 million in fiscal 2016. Fiscal 2016 included a gain on the sale of an unconsolidated affiliate of $9.2 million; whereas, fiscal 2017 included a $4.3 million loss on the early extinguishment of debt related to the Company’s refinancing of its facilities. Interest expense in fiscal 2017 was $2.5 million lower than the comparable period for fiscal 2016 due to the combination of lower average outstanding debt balances and lower effective borrowing rates associated with the Company’s second quarter debt refinancing.

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Adjusted EBITDA was $53.1 million for fiscal 2017, as compared to Adjusted EBITDA of $51.1 million in fiscal 2016.

Mr. Yorio continued, “Our balance sheet continues to strengthen and with our debt refinancing completed in the 2017 fiscal year, we have not only lowered our capital costs, but added flexibility to pursue accretive acquisitions, joint ventures and other partnerships to enhance our customer value proposition. The recent acquisition of Triumph Learning is an example of this and that integration is going well. Each day we uncover new opportunities to improve our business and there’s a lot of excitement building at School Specialty. We’re investing with the future in mind and balancing our focus on delivering near-term results while positioning the Company for long-term success.”

Additional information on the Company’s outlook for 2018 can be found in the investor presentation on pages 20-22, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on Thursday, March 15, 2018 at 9:00 a.m. ET to discuss its results and outlook. Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer; Ryan M. Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer.

Conference Call Information:

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 3483449

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 3483449

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com. For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace. The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products. Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well. SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; gain on sale of unconsolidated affiliate; change in fair value of interest rate swap; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.  Leveraged Free Cash Flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; unrealized foreign exchange gains and losses; restructuring and other expenditures; changes in working capital; cash interest and cash taxes.

The Company considers Adjusted EBITDA and leveraged free cash flow relevant supplemental measures of its financial performance. The Company believes these non-GAAP financial measures provide useful supplemental information for investors regarding trends and performance of both our ongoing operations and liquidity position, and are useful for year-over-year comparisons of such results. We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contacts

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.bohr@schoolspecialty.com

Kevin.baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor and Media Relations Contact

Glenn Wiener

Gwiener@gwcco.com

Tel: 212-786-6011

SCHOOL SPECIAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	December 30, 2017	December 31, 2016
ASSETS Current assets
Cash and cash equivalents…	$31,861	$35,097
Accounts receivable, less allowance for doubtful accounts	69,297	61,713
Inventories, net	77,162	73,649
Deferred catalog costs	3,450	5,235
Prepaid expenses and other current assets	14,121	11,976
Refundable income taxes	547	728
Total Current Assets	196,438	188,398
Property, plant and equipment, net	33,579	28,684
Goodwill	26,842	21,588
Intangible assets, net	37,163	35,049
Development costs and other	16,339	13,703
Deferred taxes long-term	2,046	185
Total assets	$312,407	$ 287,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$10,989	$5,493
Accounts payable	26,591	22,078
Accrued compensation	11,995	12,008
Deferred revenue	3,454	2,922
Accrued royalties	5,699	3,724
Other accrued liabilities	15,442	11,185
Total current liabilities	74,170	57,140

Long-term debt - less current maturities	130,574	131,994
Other liabilities…	172	84
Total liabilities	204,916	189,488

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding…	-	-
Common stock, $0.001 par value per share, 50,000,000 shares
authorized; 7,000,000 shares outstanding…	7	7
Capital in excess of par value…	123,083	120,849
Accumulated other comprehensive loss	(1,425)	(1,784)
Retained earnings (accumulated deficit)	(14,174)	(20,953)
Total stockholders' equity	107,491	98,119
Total liabilities and stockholders' equity	$ 312,407	$ 287,607

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Revenues	$ 112,455	$115,170	$658,383	$ 656,322
Cost of revenues	71,362	77,864	415,144	416,394
Gross profit	41,093	37,306	243,239	239,928
Selling, general and administrative expenses	54,078	50,250	217,960	215,227
Facility exit costs and restructuring	67	1,098	421	1,740
Operating loss	(13,052)	(14,042)	24,858	22,961
Other expense:
Interest expense	3,407	4,349	15,190	17,682
(Gain) on sale of unconsolidated affiliate	-	-	-	(9,178)
Loss on early extinguishment of debt	-	-	4,298	-
Change in fair value of interest rate swap	-	(88)	-	(271)
Loss before benefit from income taxes	(16,459)	(18,303)	5,370	14,728
Benefit from income taxes	(5,730)	(4,461)	(1,409)	(36)
Net loss	$ (10,729)	$ (13,842)	$ 6,779	$ 14,764

Weighted average shares outstanding:
Basic	7,000	7,000	7,000	7,000
Diluted	7,027	7,000	7,024	7,000

Net Loss per Share:
Basic	$ (1.53)	$ (1.98)	$0.97	$2.11
Diluted	$ (1.53)	$ (1.98)	$0.97	$2.11

	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (10,729)	$ (13,842)	$6,779	$14,764

Provision for (benefit from) income taxes	(5,730)	(4,461)	(1,409)	(36)
Restructuring costs	67	1,098	421	1,740
Restructuring-related costs incl in SG&A	2,280	1,299	5,211	3,442
Purchase accounting deferred revenue adjustment	786	-	786	-
Gain on sale of unconsolidated affiliate	-	-	-	(9,178)
Change in fair value of interest rate swap	-	(88)	-	(271)
Loss on early extinguishment of debt	-	-	4,298	-
Depreciation and amortization expense	4,636	3,149	14,061	13,863
Amortization of development costs	1,586	2,459	5,559	7,488
Net interest expense	3,407	4,349	15,190	17,682
Stock-based compensation	571	449	2,234	1,615
Adjusted EBITDA	$(3,126)	$(5,588)	$53,130	$51,109

Reconciliation of Leverage Free Cash Flow for 2017:

Cash provided by operations	$38,815
Net cash used in investing activities	(37,769)
Less: Cash paid in acquisition	19,029
Leveraged free cash flow	$20,072